UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 31, 2014

REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4000 International Parkway
Carrollton, Texas 75007
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Stock Bonus Agreement
On July 31, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of RealPage, Inc. (the “Company”) authorized the Company to enter into Amendment No.1 (the “Amendment”) to the existing Stock Bonus Agreement (the “February 2014 Winn Stock Bonus Agreement”) with Mr. Stephen T. Winn, Chief Executive Officer and President of the Company and Chairman of the Board, effective as of July 31, 2014. Pursuant to the February 2014 Winn Stock Bonus Agreement, the Company was obligated to issue Mr. Winn up to 200,000 shares (the “Shares”) of its unvested common stock (hereinafter referred to as “restricted stock”) upon the achievement of certain performance metrics. Pursuant to the Agreement, as amended by the Amendment, the Company agrees to issue the Shares to Mr. Winn three days after the issuance of the Company’s earnings release for the second quarter of 2014. The Shares shall be issued pursuant to the Company’s 2010 Equity Incentive Plan, as amended and restated (the “Plan”), subject to the Company’s form restricted stock agreement under the Plan. The Shares, once issued, shall be further subject to satisfaction of the following vesting conditions: (1) 100,000 Shares (half of the total Shares to be issued) shall become eligible to vest if prior to July1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share, and 100,000 Shares (the remainder of the Shares to be issued) shall become eligible to vest if prior to July1, 2017 the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”), and (2) twenty-five percent (25%) of the Eligible Shares shall vest quarterly over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to Mr. Winn’s continued status as a service provider (as defined in the Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2017, or upon a Change in Control, Death or Disability (as defined in the Plan). The restricted stock shall accelerate and shall be fully vested, immediately prior to a Change in Control of the Company (as defined in the Plan) resulting in consideration per share of the Company's common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares and $30.00 per share with respect to the second tranche of shares, respectively.
Equity Incentive Awards
On July 31, 2014, the Committee authorized the Company to enter into agreements with each of Margot Carter, W. Bryan Hill, William Chaney and Janine Steiner Jovanovic, pursuant to which the Company agrees to issue restricted stock to each of Ms. Carter, Messrs. Hill and Chaney and Ms. Steiner Jovanovic in the amounts set forth in the table below, three days after the issuance of the Company’s earnings release for the second quarter of 2014. These grants of restricted stock shall be issued pursuant to the Plan and shall be subject to the Company’s form restricted stock agreement under the Plan. The shares, once issued, shall be further subject to the satisfaction of the same vesting conditions as the shares to be issued to Mr. Winn pursuant to the February 2014 Winn Stock Bonus Agreement, as amended by the Amendment.

Executive	Title	Total Shares Granted
Margot Carter	Chief Legal Officer, Executive Vice President and Secretary	50,000
W. Bryan Hill	Executive Vice President, Chief Financial Officer and Treasurer	50,000
William Chaney	Executive Vice President, Enterprise Solutions	50,000
Janine Steiner Jovanovic	Executive Vice President, Asset Optimization Solutions	50,000

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No.1 to Stock Bonus Agreement between the Company and Stephen T. Winn, effective as of July 31, 2014
10.2	Form of Stock Bonus Agreement between the Company and each of Ms. Carter, Messrs. Hill and Chaney and Ms. Steiner Jovanovic, dated as of July 31, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn Chief Executive Officer, President and Chairman
Date: July 31, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No.1 to Stock Bonus Agreement between the Company and Stephen T. Winn, dated as of July 31, 2014
10.2	Form of Stock Bonus Agreement between the Company and each of Ms. Carter, Messrs. Hill and Chaney and Ms. Steiner Jovanovic, dated as of July 31, 2014